EXHIBIT 4.1

May 30, 2014

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, NY 10174

Attn: David N. Feldman

Re:

Issuance of Shares for Legal Services

Dear Mr. Feldman:

This letter confirms our plan to issue to certain attorneys of Richardson & Patel LLP (the “Firm”), 85,000 shares of our common stock (the “Shares”), to be registered on Form S-8 with the Securities and Exchange Commission, in payment of $55,250 (the “Payment Amount”) due to the Firm by APT Systems, Inc. for legal services.  The legal services were not in connection with any capital raising transaction or with directly or indirectly promoting or maintaining a market for the securities of APT Systems, Inc.

Your signature below indicates the Firm’s acceptance of the Shares in full satisfaction of the Payment Amount.

Regards,

APT Systems, Inc.

/s/Glenda Dowie

Glenda Dowie

Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

RICHARDSON & PATEL, LLP

By:

/s/ David N. Feldman

David N. Feldman

Partner